THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED PROMISSORY NOTE

Principal Amount: $150,000.00    October 22, 2018
Purchase Price: $125,000.00    Thornton, Colorado

For value of $125,000.00 received, Ascent Solar Technologies, Inc., a Delaware corporation (“Payor”), promises to pay to Global Ichiban Ltd or its assigns (“Holder”) the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00) with interest on the outstanding principal amount at the rate of twelve percent (12%) per annum. Interest shall commence with the date of funding. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The principal and accrued interest on this note (the “Note”) shall be due and payable on October 22, 2019 (the “Maturity Date”), provided that the Maturity Date of the Note (as defined below) may be extended with the written consent of Holder.
1.The obligations under this Note will be secured by a lien on substantially all of the Company’s assets pursuant to the Security Agreement dated November 30, 2017 (the “Security Agreement”) entered into between the Payor and Holder. The parties hereto agree that (i) this Note shall be considered and treated for all purposes as one of the “Notes” as such term is defined in the Security Agreement and also in that certain Note Purchase and Exchange Agreement dated November 30, 2017, (ii) the obligations under this Note shall be considered part of the “Obligations” as such term is defined in the Security Agreement, and (iii) as security for the obligations under this Note, the Payor hereby grants to the Holder a security interest in the Collateral (as such term is defined in the Security Agreement).
2.    The Borrower acknowledges that the Principal Amount of this Note exceeds the Purchase Price (as set forth above) for this Note and that such excess is an original issue discount and shall be fully earned and charged to the Borrower upon the execution of this Note, and shall be paid to the Holder as part of the outstanding principal balance as set forth in this Note.
3.    All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued expenses due under this Note, next to interest and thereafter to principal.
4.    The entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date. On the Maturity Date, Payor shall pay the Holder the outstanding principal balance, plus an amount equal to all accrued interest.

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5.    Promptly upon the occurrence thereof, Payor shall furnish to Holder written notice of the occurrence of any Event of Default (as defined below) hereunder.
6.    If action is instituted to collect this Note, the Payor promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.
7.    Payor may prepay this Note in part of in full prior to the Maturity Date.
8.    At the option of the Payor, payments on this Note may be made (a) at any time in cash, or (b) in unrestricted Common Stock of the Payor at Market Price (“Payment Shares”) six (6) months after date of funding. The Market Price of the Payment Shares shall be 75% of the lowest closing bid price for the 5 consecutive trading days prior to the date on which the Payment Shares are issued, but in no event greater than the latest Closing Bid on the day the instalment is made or $0.20 per share, whichever is lower. Payor may not make any payments in the form of Payment Shares if the issuance of such Payment Shares would cause the Holder to be deemed to “beneficially own” (as such term is defined under applicable SEC rules and regulations) more than 9.9% of the Payor’s outstanding shares of common stock.
9.    If there shall be any Event of Default hereunder, at the option of, and upon the declaration of the Holder of this Note and upon written notice to the Payor (which election and notice shall not be required in the case of an Event of Default under Section 9(b) or 9(c)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:
(a)    Payor fails to pay timely any of the principal amount due under any of the Notes on the date the same becomes due and payable or any accrued interest or other amounts due under any of the Notes on the date the same becomes due and payable;
(b)    Payor (i) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect; (ii) makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (iii) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (iv) is unable, or admits in writing its inability, to pay its debts generally as they mature, (v) is dissolved or liquidated; (vi) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or (vii) takes any action for the purpose of effecting any of the foregoing; or
(c)    An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect) or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.
10.    Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Section 9(b) or 9(c)) and at any time thereafter during the continuance of such

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Event of Default, Holder may, by written notice to the Payor, declare all outstanding principal and accrued interest on this Note immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Section 9(b) or 9(c), immediately and without notice, all outstanding principal and interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.
11.    The Payor hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.
12.    This Note shall be governed by and construed under the laws of the State of Colorado, as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado, without giving effect to conflicts of laws principles.
13.    Any term of this Note (excluding the principal amount of the Note and the interest rate of the Note) may be amended or waived with the written consent of Payor and Holder. Upon the effectuation of such waiver or amendment in conformance with this Section 11, the Payor shall promptly give written notice thereof to the record holders of the Notes who have not previously consented thereto in writing.

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IN WITNESS WHEREOF, Payor and Holder have caused this Note to be executed as of the date first written above.

PAYOR:

ASCENT SOLAR TECHNOLOGIES, INC.

By:
Name: Victor Lee
Title: Chief Executive Officer

HOLDER:

GLOBAL ICHIBAN LTD

By:
Name:
Title:

SIGNATURE PAGE TO SECURED PROMISSORY NOTE